Exhibit 99.1

NEWS RELEASE - FOR IMMEDIATE RELEASE

CONTACT: Marty McKenna	(312) 928-1901

FEBRUARY 27, 2020

Equity Residential Announces the Planned Retirement of CIO Alan W. George

Alexander Brackenridge to be Successor

Chicago, IL – February 27, 2020 - Equity Residential (NYSE: EQR) today announced that Alan W. George, 62, Executive Vice President and Chief Investment Officer (CIO), will step down as CIO on September 1, 2020 and retire in early 2021. The Company also announced that Alexander (“Alec”) Brackenridge, 56, the Company’s Executive Vice President – Investments, will become CIO effective September 1, 2020.

“Alan has been a key architect of our portfolio strategy since our beginnings as a public company and has played an integral role in all of the success that we have achieved over the past nearly three decades. Time and again, Alan has shown exceptional real estate knowledge and leadership skills. He has been a leader, mentor and great friend to me and many others at Equity Residential. We wish him the very best in his retirement,” said Mark J. Parrell, Equity Residential’s President and CEO.

Mr. Brackenridge has served as the Company’s Executive Vice President – Investments since 2015 and prior to that held various acquisitions and asset management positions within the Company beginning in 1993. Mr. Brackenridge is a member of NMHC and ULI and received an M.B.A. from Yale University.

“We are very pleased to announce Alec as our new CIO. He has a great depth of investment knowledge and is deeply steeped in our strategy and culture. He has been involved in every significant transaction the Company has undertaken since our IPO and brings a thoughtful perspective to all he does. We look forward to him leading our Investments team and continuing to contribute to the Company’s success,” said Mr. Parrell.

About Equity Residential

Equity Residential is committed to creating communities where people thrive. The Company, a member of the S&P 500, is focused on the acquisition, development and management of rental apartment properties located in urban and high-density suburban communities where today’s renters want to live, work and play. Equity Residential owns or has investments in 308 properties consisting of 79,826 apartment units, located in Boston, New York, Washington, D.C., Seattle, San Francisco, Southern California and Denver. For more information on Equity Residential, please visit our website at www.equityapartments.com.